Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form SB-2/A #1 of our report dated April 10, 2007 relating to the December 31, 2006 and 2005 financial statements of Guangzhou Global Telecom, Inc.

We also consent to the reference to our Firm under the caption "Experts" in the Registration Statement.

Samuel H. Wong & Co., LLP
Certified Public Accountants

/s/  SAMUEL H. WONG & CO., LLP

South San Francisco, CA
November 13, 2007